                                                                                                Press Release

Contact:
David G. Mazzella
President & CEO
585-381-6000
dmazzella@veramark.com

FOR IMMEDIATE RELEASE

Veramark Announces Third Quarter Results

Pittsford, New York - November 9, 2006. Veramark Technologies, Inc. (OTCBB: VERA), today announced financial results for the three and nine months ended September 30 2006. For the third quarter ended September 30, 2006 Veramark reported a net loss of $173,000, or $0.02 per share, on sales of $2,590,000. For the same quarter of 2005 Veramark had reported a net loss of $48,000, or $0.01 per share, on sales of $2,669,000. The net loss of $437,000, or $0.05 per share, on sales of $7,640,000 for the nine months ended September 30, 2006 compares with a net profit of $116,000, or $0.01 per diluted share, on sales of $7,957,000 for the first nine months of 2005.

Commenting on third quarter results, David G. Mazzella, Veramark’s President and Chief Executive Officer, stated, “Though not yet reflected in our financial results, the order rates we have experienced over the past six months have been encouraging. Our orders booked for the third quarter of 2006 were up 13% from orders received for the second quarter of this year, and included eight new orders for VeraSMART, in addition to the signing of a major new three-year Managed Services contract. Portions of the revenue associated with these new orders will be recognized during the fourth quarter of this year and into 2007 as the VeraSMART systems are installed and implemented, and in the case of the managed service contract, as those services are rendered. Telecommunications Expense Management (TEM) and Managed Services revenues are recognized on a monthly basis over what generally has been a three-year period, rather than the immediate revenue recognition of a premises based software license sale.”

Mr. Mazzella also noted, “In early October we were pleased to announce the release of a web-based inventory and asset management module to our VeraSMART platform. This latest release of VeraSMART is in line with our stated goal of continually expanding the capabilities of the VeraSMART suite to address business opportunities and provide network and work flow solutions well beyond the telemanagement applications on which we had traditionally been focused for much of our history. That process is now underway.”

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About Veramark Technologies, Inc.

For over 20 years, Veramark’s telemanagement solutions have set the industry standard for technological excellence, application experience, and process expertise. Veramark’s completely web-based software architecture integrates communications management software with operation support systems (OSS) software. These solutions include eCAS and VeraSMART Call Accounting, Telemanagement, Work Flow Management, Asset Management, Directory/Information Management, Service Inventory Build and Line Verification, Service Analysis and Recommendations, Wireless Optimization and Ongoing Management, Contract Analysis/Negotiations, and Billing Dispute Resolution.

This broad portfolio of products and services allows enterprises to optimize network performance, increase productivity, improve enterprise security, and measurably reduce communications expenses. By utilizing industry-standard databases, secure web-browser based user interfaces, and dynamic reporting tools, Veramark’s products and services make managing complex communications networks easy and efficient. Veramark’s web-based software architecture eliminates the need for client software and makes the software accessible from every networked PC in the enterprise. In addition to Veramark’s premise-based solutions, Veramark offers its customers a robust ASP and managed services alternative, (“TEM”) designed to meet all or a portion of the customer’s defined needs.

The company sells and markets its solutions directly and through leveraged distribution channels to customers ranging from the Fortune 500 to small businesses as well as the public sector, including government agencies and the military. Veramark’s leadership position is demonstrated by its relationships with telecom's leaders - Avaya®, Nortel Networks®, Cisco Systems®, NEC Unified, AT&T Inc., Sprint® and others. All Veramark products and services are made and provided by personnel in the United States.

Veramark, eCAS and VeraSMART are registered trademarks of Veramark Technologies, Inc.
All other marks are the property of their respective owners.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)

	Third Quarter Ended
	September 30,
	2006	2005

Net Sales	$2,589,637	$2,668,821
Income (Loss) Before Taxes	$(172,873)	$(48,407)
Income Taxes	$—	$—
Net Income (Loss)	$(172,873)	$(48,407)
Net Income (Loss) Per Diluted Share	$(.02)	$(.01)
Diluted Weighted Average Number
of Shares Outstanding	8,847,273	8,793,951

	Nine Months Ended
	September 30,
	2006	2005

Net Sales	$7,640,114	$7,956,549
Income (Loss) Before Taxes	$(437,402)	$116,030
Income Taxes	$—	$—
Net Income (Loss)	(437,402)	$116,030
Net Income (Loss) Per Diluted Share	$(.05)	$.01
Diluted Weighted Average Number
of Shares Outstanding	8,841,699	9,385,717

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This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes In the marketing strategies of major distributors.